For the Semi-Annual period ended (a) 9/30/96 File number (c) 811-3084
                         SUB-ITEM 77 D EXHIBITS

          Policies with respect to security investment

     On May 8, 1996, the Board of Directors approved and authorized a change in the name of the Prudential Growth Opportunity Fund, Inc. to the Prudential Small Companies Fund, Inc. effective July 17, 1996.